Exhibit 99.1

Exactech Q3 Revenue Up 13% to $47.3M Driven by Robust

International Growth. Net Income $1.3M or $0.10 EPS.

YTD Revenue Up 10% to $152.3M, Net Income $7.0M, EPS $0.53

GAINESVILLE, Fla. – November 1, 2011 – Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder, spine and biologic materials, announced today revenue of $47.3 million for the third quarter of 2011, a 13% increase over $42.0 million in the third quarter of 2010. Net income decreased 12% to $1.3 million, or $0.10 per diluted share, compared with $1.5 million, or $0.11 per diluted share, in the same quarter a year ago. Net income for the quarter, excluding Health Care Professional (HCP) compliance expenses of $1.0 million related to the Department of Justice (DOJ) settlement, increased 19% to $1.9 million or $0.15 EPS.

Third Quarter Highlights and Segment Performance

•	Third quarter revenue increased 13% to $47.3 million

•	Knee implant revenue increased 15% to $17.9 million

•	Extremity implant revenue increased 34% to $9.8 million

•	Hip implant revenue increased 22% to $8.0 million

•	Biologic and Spine revenue decreased 15% to $5.4 million

•	Other products revenue remained flat at $6.2 million

Nine Months Highlights and Segment Performance

For the first nine months of 2011 revenue was $152.3 million, an increase of 10% over $138.7 million for the comparable period last year. Net income for the first nine months of 2011 decreased 10% to $7.0 million, or $0.53 per diluted share compared to $7.8 million, or $0.59 per diluted share for the first nine months of 2010. Net income for the nine months, excluding pre-tax HCP compliance expenses of $3.7 million, increased 13% to $9.4 million or $0.71 EPS. First nine month product revenues were as follows:

•	Knee implant revenue increased 7% to $59.9 million from $55.9 million

•	Extremity implant revenue increased 34% to $28.9 million from $21.5 million

•	Hip implant revenue increased 19% to $24.4 million from $20.5 million

•	Biologic and spine revenue decreased 10% to $18.4 million from $20.5 million

•	Other products revenue increased 2% to $20.7 million from $20.3 million

Management Comment

Exactech Chairman and CEO Bill Petty said, “We continued to improve market share with strong international sales that resulted in better than projected total sales of $47.3 million for the quarter. Sales

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in knee implants, our largest product segment, improved 15% to $17.9 million for the third quarter of 2011 from $15.6 million in the third quarter of 2010. Our fast-growing Equinoxe® shoulder products line continued to significantly outperform the market, with extremity revenues increasing 34% to $9.8 million from last year’s Q3 revenue of $7.3 million. Hip implant sales for the third quarter rose 22% to 8.0 million from $6.6 million in the third quarter of 2010. Biologic-spine revenue decreased more than we expected. It was down 15% to $5.4 million compared with $6.3 million in the same quarter last year. Other product sales remained flat at $6.2 million.”

Exactech President David Petty said, “In the third quarter, international sales grew 56% to $15.8 million and increased to 33% of total sales from 24% of total sales for the third quarter of 2010 as we continued to leverage recent investments in our OUS distribution channels. For the first nine months of the year, international sales increased 29% to $53.3 million from $41.2 million for the same period of 2010. As a percentage of sales, international sales in the first nine months of 2011 increased to 35% from 30% in the first nine months of the prior year. For the quarter, U.S. sales decreased 1% to $31.5 million compared with $31.9 million in the third quarter of 2010. This performance was below our expectations as both knees and hips aligned more with market trends than we expected. For the first nine months of 2011, U.S. sales rose 2% to $99.0 million compared with $97.5 million in 2010.”

Chief Financial Officer Jody Phillips said, “Net income for the quarter was down 12% to $1.3 million from $1.5 million in the same quarter last year. Gross margins increased to 68.5% for the third quarter of 2011 from 67.4% for the third quarter of 2010, primarily due to the increase in international sales in direct markets.

“Total operating expenses for the quarter were $30.3 million, an increase of 20% from $25.2 million in the third quarter of 2010. As a percentage of sales, third quarter operating expenses increased to 64% from 60% for the third quarter of 2010. Total sales and marketing expenses were up 15%, and increased to 38% as a percentage of sales from 37% during 2010, as we continued to incur expansion expenses in our Spanish subsidiary. General and administrative expenses rose 32% in the third quarter to $5.1 million from $3.9 million primarily due to the compliance costs. Research and development expenses increased 17% to $3.5 million from $3.0 million in the third quarter of 2010.”

Looking forward, Exactech updated its 2011 revenue guidance to $204 - $207 million and diluted EPS of $0.74 - $0.76 on a GAAP basis and diluted EPS of $0.96 - $0.98 excluding the impact of the company’s projection of $4.6 million in compliance expenses for 2011. For the fourth quarter ending December 31, 2011, the company said it anticipates revenues of $52 - $55 million and diluted EPS of $0.21 - $0.23 on a GAAP basis and diluted EPS of $0.25 - $0.27 excluding the projected impact of $1.0 million in compliance related expenses. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

The financial statements are below.

Conference Call

Exactech will hold a conference call with CEO Dr. William Petty and other key members of the management team on Wednesday, November 2, 2011 at 10:00 a.m. Eastern Time. The call will cover the company’s third quarter 2011 results. Dr. Petty will open the conference call and a question-and-answer session will follow.

To participate in the call, dial 1-877-941-8416 any time after 9:50 a.m. EDT on November 2. International and local callers should dial 1-480-629-9808. While in conference, if callers should require operator assistance, they can press the star followed by the zero button. This will call an operator to the line.

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A live and archived webcast of the call will be available at http://www.hawkassociates.com/profile/exac.cfm or at http://viavid.net/dce.aspx?sid=00008E46

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Investor contacts	Julie Marshall or Frank Hawkins
Jody Phillips	Hawk Associates
Chief Financial Officer	305-451-1888
352-377-1140	E-mail: exactech@hawkassociates.com

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EXACTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(unaudited) September 30,	(audited) December 31,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,897	$3,935
Accounts receivable, net of allowances of $3,010 and $2,751	43,094	39,796
Prepaid expenses and other assets, net	4,899	3,384
Income taxes receivable	727	1,544
Inventories – current	62,788	61,602
Deferred tax assets – current	2,563	2,278

Total current assets	117,968	112,539

PROPERTY AND EQUIPMENT:
Land	2,214	2,210
Machinery and equipment	30,023	27,155
Surgical instruments	72,666	60,077
Furniture and fixtures	3,754	3,583
Facilities	17,984	16,365
Projects in process	1,702	3,669

Total property and equipment	128,343	113,059
Accumulated depreciation	(52,955)	(44,377)

Net property and equipment	75,388	68,682

OTHER ASSETS:
Deferred financing and deposits, net	472	881
Non-current inventories	11,866	9,191
Product licenses and designs, net	11,529	11,812
Patents and trademarks, net	1,668	1,938
Customer relationships, net	1,689	2,003
Goodwill	13,461	12,947

Total other assets	40,685	38,772

TOTAL ASSETS	$234,041	$219,993

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$15,025	$15,855
Income taxes payable	614	—
Accrued expenses and other liabilities	7,642	8,847
Other current liabilities	330	296
Current portion of long-term debt	644	1,066

Total current liabilities	24,255	26,064

LONG-TERM LIABILITIES:
Deferred tax liabilities	6,196	6,175
Line of credit	44,591	37,556
Long-term debt, net of current portion	3,669	4,153
Other long-term liabilities	565	629

Total long-term liabilities	55,021	48,513

Total liabilities	79,276	74,577

SHAREHOLDERS’ EQUITY:
Common stock	131	130
Additional paid-in capital	60,075	57,735
Accumulated other comprehensive loss	(2,521)	(2,525)
Retained earnings	97,080	90,076

Total shareholders’ equity	154,765	145,416

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$234,041	$219,993

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EXACTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Month Periods Ended September 30,		Nine Month Periods Ended September 30,
	2011	2010	2011	2010
NET SALES	$47,278	$42,023	$152,329	$138,693

COST OF GOODS SOLD	14,898	13,704	48,156	47,810

Gross profit	32,380	28,319	104,173	90,883

OPERATING EXPENSES:
Sales and marketing	18,041	15,711	57,292	46,914
General and administrative	5,070	3,850	16,555	12,427
Research and development	3,502	2,981	9,717	10,064
Depreciation and amortization	3,663	2,682	10,642	7,619

Total operating expenses	30,276	25,224	94,206	77,024

INCOME FROM OPERATIONS	2,104	3,095	9,967	13,859

OTHER INCOME (EXPENSE):
Interest income	—	1	3	3
Other income (loss)	30	23	73	60
Interest expense	(281)	(198)	(821)	(458)
Foreign currency exchange gain (loss)	(48)	852	845	669

Total other income (expense)	(299)	(678)	100	274

INCOME BEFORE INCOME TAXES	1,805	3,773	10,067	14,133

PROVISION FOR INCOME TAXES	494	2,290	3,063	6,377

NET INCOME	$1,311	$1,483	$7,004	$7,756

BASIC EARNINGS PER SHARE	$0.10	$0.11	$0.54	$0.60

DILUTED EARNINGS PER SHARE	$0.10	$0.11	$0.53	$0.59

SHARES – BASIC	13,125	12,908	13,083	12,879

SHARES – DILUTED	13,207	13,049	13,215	13,081

Adjusted net income to exclude the effect of HCP compliance expenses:
Net Income	$1,311	$1,483	$7,004	$7,756
Adjustments for HCP compliance expenses:
HCP compliance expenses, pre-tax	951	216	3,692	795
Income tax benefit	(329)	(80)	(1,343)	(294)

	622	136	2,349	501

Adjusted net income – excluding HCP compliance expense	$1,933	$1,619	$9,353	$8,257

Diluted earnings per share	$0.10	$0.11	$0.53	$0.59
Adjustment of HCP compliance expenses, net	0.05	0.01	0.18	0.04

Adjusted diluted earnings per share	$0.15	$0.12	$0.71	$0.63

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EXACTECH INC.